                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Blue Valley Ban Corp:
Overland Park, Kansas


We consent to the incorporation by reference in Registration Statement No. 333-46022 on Form S-8 of Blue Valley Ban Corp of our report, dated February 14, 2003, relating to the consolidated balance sheets of Blue Valley Ban Corp and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Blue Valley Ban Corp.



                                         BKD, LLP


Kansas City, Missouri
March 27, 2003